U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                   Initial Statement of Beneficial Ownership of Securities

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

                               VA Partners, LLC
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(Last)                             (First)                             (Middle)

                        One Maritime Plaza, Suite 1400
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(Street)

San Francisco                        CA                                   94111
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(City)                            (State)                                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                              January 8, 2002
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

                    Martha Stewart Living Omnimedia, Inc. (MSO)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                              [X] 10% Owner
   [_] Officer (give title below)            [_] Other (specify below)
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

[ ] Form filed by one Reporting Person
[X] Form filed by more than one Reporting Person
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===============================================================================

Table I -- Non-Derivative Securities Beneficially Owned
========================================================================

                                                 3. Ownership
                        2.Amount of Securities   Form: Direct(D)
1. Title of Security    Beneficially Owned       or Indirect(I)   4. Nature of Indirect Beneficial
(Instr. 4)              (Instr.4)                (Instr.5)        Ownership(Instr.5)
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
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Class A Common Stock
par value $0.01        3,000,000                  I (1)           (1)(2)
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====================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                            (Over)
                                       SEC 1474 (3-00)

Table II - Derivative Securities Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                        5.
                                          3.                                           Owner-
                                          Title and Amount of Securities               ship
                     2.                   Underlying Derivative Security               Form of
                     Date Exercisable     (Instr.4)                        4.          Derivative
                     And Expiration Date  -------------------------------  Conver-     Security:   6.
                     (Month/Day/Year)                            Amount    sion or     Direct      Nature of
                     -------------------                           or      Exercise    (D) or      Indirect
1.                   Date       Expira-                          Number    Price of    Indirect    Beneficial
Title of Derivative  Exer-      tion                               of      Derivative  (I)         Ownership
(Instr.4)            cisable    Date        Title                Shares    Security    (Instr.5)   (Instr.5)
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
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

Explanation of Responses:

(1)As General Partner and Investment Manager of ValueAct Capital Partners, L.P. ("ValueAct Partners"), ValueAct Capital Partners II, L.P. ("ValueAct
Partners II") and ValueAct Capital International, Ltd. ("ValueAct
International"). ValueAct Partners is the record owner of 2,610,000 of the reported securities. ValueAct Partners II and ValueAct International are separate record owners of the balance of the reported securities.

(2)The reporting persons (the "Reporting Persons") consist of VA Partners, L.L.C. ("VA Partners"), ValueAct Partners, Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin. Messrs. Ubben, Hamel and Kamin are each managing members, principal owners and controlling persons of VA Partners. In addition, Mr. Ubben is a director of the Issuer. Each Reporting Person disclaims beneficial ownership in the reported securities except to the extent of such Reporting Person's pecuniary interest therein.


/s/ George F. Hamel, Jr.					01/18/02
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**Signature of Reporting Person                           Date
George F. Hamel, Jr.

Managing Member of VA Partners, LLC

/s/ Jeffrey W. Ubben					01/18/02
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**Signature of Reporting Person                          Date
Jeffrey W. Ubben

/s/ George F. Hamel, Jr.					01/18/02
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**Signature of Reporting Person                          Date
George F. Hamel, Jr.

Peter H. Kamin						01/18/02
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**Signature of Reporting Person                          Date
Peter F. Kamin

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Joint Filer Information

Name: ValueAct Capital Partners, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: January 8, 2002

ValueAct Capital Partners, L.P., by
VA Partners, L.L.C., its General Partner

By:  /s/ George F. Hamel, Jr.
     ---------------------------------------------
     George F. Hamel, Jr.
     Managing Member

Name: George F. Hamel, Jr.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: January 8, 2002

Signature:  /s/ George F. Hamel, Jr.
            ---------------------------------------------
            George F. Hamel, Jr.

Name: Jeffrey W. Ubben
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: January 8, 2002

Signature:  /s/ Jeffrey W. Ubben
            ---------------------------------------------
            Jeffrey W. Ubben

Name: Peter H. Kamin
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: January 8, 2002

Signature:  /s/ Peter H. Kamin
            ---------------------------------------------
            Peter H. Kamin

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